EXHIBIT 99

RE: Hardinge, Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	Kerry Thalheim	John McNamara
Exec VP & CFO	General Inquiries	Analyst Inquiries
(607) 378-4202	(212) 445-8437	(212) 445-8435

For Immediate Release

Thursday, October 30, 2003

HARDINGE REPORTS THIRD QUARTER RESULTS

•                  Pre-tax Income of $0.6 Million for the Quarter and $1.6 Million YTD.

•                  Valuation Allowance on U.S. Deferred Tax Assets of $13.7 Million Charged to Net Income

•                  Debt Reduced $1.6 Million in Third Quarter, $10.4 Million Year to Date

ELMIRA, N.Y., October 30, 2003 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported financial results for the quarter ended September 30, 2003. Pre-tax income was $.6 million on sales of $44.0 million in the third quarter of 2003 compared to a pre-tax loss of ($1.2) million on sales of $39.3 in the same quarter of 2002.  Year to date pre-tax income in 2003 was $1.6 million on sales of $132.4 million, compared to a pre-tax loss of ($0.4) million on sales of $127.1 million in 2002.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “Looking at Hardinge’s total pre-tax results, the continuing improvement in our performance reflects our worldwide cost containment accomplishments, as well as steady sales from our core product lines and incremental sales from Bridgeport knee mill products.  We are pleased to be reporting these improved operating results in a very difficult time for machine tool manufacturers around the world.”

The after-tax results for the quarter included a non-cash charge to provide a valuation allowance on the deferred tax assets related to the Company’s U.S. operations.  This $13.7 million of additional tax expense contributed to a net  loss of ($13.4) million, or ($1.54) per basic and diluted share, for the three months ended September 30, 2003, as compared to a net loss of  ($0.2) million, or ($0.02) per basic and diluted share, in the third quarter of 2002.

For the nine months ended September 30, 2003, the net loss including the impact of the valuation allowance charge was ($12.9) million, or ($1.49) per basic share and ($1.48) per diluted share, as compared to a net income under $0.1 million, and less than $0.01 per basic and diluted share, in the first nine months of 2002.

The sales of $44.0 million for the third quarter of 2003 were 12.0% above the $39.3 million of net sales in the third quarter of 2002. For the first nine months of 2003, net sales were $132.4 million, an increase of 4.2% over the net sales of $127.1 million in the first nine months of 2002.

Mr. Ervin commented further:  “We continue to place strong emphasis on operating income and positive cash flow from each of our business units. This strategy has allowed us to generate EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, a non-GAAP financial measure often used by investors) of $3.4 million in the third quarter of 2003 and $10.2 million for the first nine months of 2003.  Although we are running at a pre-tax loss in the U.S. operations, we are still generating positive EBITDA in that entity. Plus we have also added positive cash flow by further reducing inventories.”

Richard L. Simons, Executive Vice President and Chief Financial Officer, commented on the deferred tax charge, noting that:  “In the third quarter of 2003, the Company recorded a non-cash valuation allowance of $13.7 million against its U.S. net deferred tax assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 109.

“Deferred tax assets, such as those resulting from net operating loss carryforwards and deductible timing differences, reduce taxable income on tax returns in future years. SFAS 109 requires an assessment of a company’s recent performance and other relevant factors when determining the need for a valuation allowance against those assets.  In a situation where a company has three years of cumulative losses in a tax jurisdiction, as is the situation for Hardinge’s U.S. operations, SFAS 109 indicates that forming a conclusion that a valuation allowance is not needed is very difficult.  Positive evidence such as anticipated future year earnings and a long history of generating significant taxable income are not sufficient to offset the requirement to establish a valuation allowance,” Mr. Simons added.

“Previously, Hardinge had expected to return to profitability in its U.S. operations during 2003.  The prolonged delay in the recovery of the machine tool industry in the U.S. has altered this expectation.  Although we currently see improvements in our outlook for 2004 and a higher probability of a return to profitability sometime during 2004, it has proven especially difficult to predict the timing of this turnaround.  Thus, under the strict rules of SFAS 109, we found it appropriate to establish this non-cash valuation allowance.  It is important to note that the deferred assets can still be utilized when the company achieves profitability in the U.S. and, in fact, most net operating losses can be carried forward for 20 years under U.S. tax law.  Recording this charge is not a reflection on the long-term future prospects of our U.S. business.  Over time, we believe we will be in the position to fully utilize the U.S. deferred tax assets as we return to profitability.  This non-cash charge did require an amendment to the net worth covenant within our debt agreements and those amendments are now in place. There were no other changes made to the terms of the debt agreements.”

The following table summarizes the Company’s September 30, 2003 quarter-to-date and year-to-date sales by geographical region, with comparisons to the same periods in 2002:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
Sales to:	2003	2002	% Change	2003	2002	% Change
North America	$20,487	$15,909	29%	$56,832	$54,260	5%
Europe	16,576	15,245	9%	53,279	53,451	0%
Asia & Other	6,930	8,114	-15%	22,278	19,372	15%
	$43,993	$39,268	12%	$132,389	$127,083	4%

These 2003 sales included the positive impact of the weaker U.S. dollar on the conversion of the Company’s European subsidiaries’ sales into U.S. dollars. Viewed in constant dollars at the 2002 exchange rates, the Company’s sales increased by 10% in the third quarter of 2003 as compared to the third quarter of 2002. For year-to-date sales viewed in constant dollars, sales declined by 1%. In both cases, the primary impact was on sales in Europe.

Hardinge’s U.S. sales, although improved, continued to reflect the severely depressed domestic demand for machine tools. The U.S. sales increase was due to an improvement in the Company’s core business plus sales of Bridgeport machines and repair parts, which were added to the Company’s product line in January 2003.

The sales results for Europe included most of the foreign currency translation benefits described previously, which were $0.8 million for the third quarter of 2003 and $7.1 million year to date. The year to date drop in European sales, in local currency, reflect the significant decline in the European markets since the start of 2002.

Third quarter sales in Asia were 15% below the third quarter of 2002 but, as the $11.5 million third quarter orders from Asia results noted below indicate, this decline reflects timing of shipments. Customer order activity in this expanding market, and Hardinge’s share thereof, continue to expand.

The following table summarizes the Company’s orders for the three and nine months ended September 30, 2003, which improved 39% and 18%, respectively, as compared to the same periods in 2002:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
Orders from Customers in:	2003	2002	% Change	2003	2002	% Change
North America	$22,867	$14,309	60%	$64,136	$51,528	24%
Europe	16,360	14,072	16%	47,145	43,340	9%
Asia & Other	11,485	8,087	42%	25,455	20,828	22%
	$50,712	$36,468	39%	$136,736	$115,696	18%

These increases included benefits of the exchange rate changes described previously. However, third quarter orders increased by 35% after excluding those benefits. Orders for the first nine months of 2003 increased by $14.2 million, or 12%, after excluding foreign currency impacts.

North American orders rose despite a continuing decline in industry-wide orders. The Association for Manufacturing Technology, the machine tool industry’s primary trade group, has recently reported that for the first eight months of 2003 metal-cutting machinery orders from U.S. customers were down 16% from the very depressed level of the same period in 2002. U.S. orders for Hardinge traditional products were better than the overall industry experience and the Company also continued to benefit from new orders for Bridgeport products.

Increased orders from European customers included most of the foreign currency translation benefits described previously. Excluding those benefits, third quarter 2003 orders in Europe were approximately 5% above the third quarter orders in 2002. For the first nine months of 2003, orders from Europe, stated in constant U.S. dollars, actually declined by 1%.

Mr. Ervin commented, “I just returned from the EMO machine tool show in Milan, Italy last week.  This biannual show brings together machine tool manufacturers from around the world and customers from throughout Europe.  Although things have been slowing down in Europe, I sensed that order levels have stabilized with anticipation that the current order level will continue through 2004”.

Strong third quarter orders from Asian customers reflected recovery from second quarter order delays, which were caused by the SARS tragedy. The Company expects order levels to remain strong in this area of the world.

The Company’s September 30, 2003 backlog of $40.7 million was 19% above the $34.2 million backlog at June 30, 2003 and 3% above the September 30, 2002 backlog of $39.5 million.

The following table summarizes the Company’s sales by product category for the three and nine months ended September 30, 2003, with comparisons to the same periods in 2002:

	Three Months Ended Sept.30,			Nine Months Ended Sept. 30,
Sales of:	2003	2002	% Change	2003	2002	% Change
Machines	$29,471	$25,339	16%	$86,631	$83,240	4%
Non-machine products & services	14,522	13,929	4%	45,758	43,843	4%
	$43,993	$39,268	12%	$132,389	$127,083	4%

Gross margin was 29.1% of net sales during the third quarter of 2003, similar to the 28.8% in the third quarter of 2002. For the first nine months of 2003, gross margin was 30.1% of net sales, as compared to 29.6% during the first nine months of 2002.

Selling, general and administrative (SG&A) expenses were $11.6 million, or 26.5% of net sales, during the three months ended September 30, 2003, as compared to $11.7 million, or 29.7% of net sales, during the third quarter of 2002. For the first nine months of 2003, SG&A was $36.4 million, or 27.5% of net sales, as compared to $35.5 million, or 27.9% of net sales, during the first nine months of 2002.

The impact of translating foreign operations into U.S. dollars increased the 2003 periods’ SG&A by $0.1 million and $1.7 million, respectively.  The decrease without the currency impacts, which were $0.2 million for the latest quarter and $0.8 million for the first nine months of 2003, resulted from cost cutting efforts taken throughout 2002, partially offset by higher costs of employee benefits in the U.S., largely due to pension and health care expenses.

Interest expense was $0.6 million for the quarter ended September 30, 2003, as compared to $0.9 million in the third quarter of 2002, and $2.2 million for the first nine months of 2003, as compared to $2.8 million in the first nine months of 2002. These reductions of 33% and 21%, respectively, were primarily due to reduced borrowing levels.  Total debt was $31.6 million at September 30, 2003, as compared to $42.0 million at December 31, 2002 and $33.2 million at June 30, 2003.

Mr. Ervin continued, “We are pleased, but not content, with the improvements we have seen over the past year. We are encouraged to see the strong order level improvements attained in all three regions last quarter. In fact, the third quarter of 2003 was the best order level since the second quarter of 2001, despite the summer quarter being historically the lowest order quarter, with long vacation shutdowns both in our plants and within our customers’ organizations.

Regarding the Company’s outlook, Mr. Ervin added: “Looking at the relatively low interest rates, coupled with President Bush’s Economic Recovery Act, with powerful tax incentives requiring machinery purchases’ installation by the end of 2004, as well as the length of this downturn, which has led to aging equipment throughout America’s factories, we believe that 2004 demand for machine tools in North America is likely to increase.

“Hardinge’s excellent new products, strong service network and established international presence, as well as the weaker dollar, will allow us to achieve strong market share participation as this recovery builds steam. Furthermore, our lower cost structures throughout the world will allow us to achieve better shareholder returns on these sales” Mr. Ervin concluded.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$43,993	$39,268	$132,389	$127,083
Cost of sales	31,204	27,960	92,579	89,473
Gross profit	12,789	11,308	39,810	37,610

Selling, general and administrative expenses	11,648	11,654	36,372	35,457
Income (loss) from operations	1,141	(346)	3,438	2,153

Interest expense	615	946	2,157	2,846
Interest (income)	(97)	(48)	(339)	(277)
Income (loss) before income taxes and minority interest in consolidated subsidiary and investment of equity company	623	(1,244)	1,620	(416)
Income taxes (benefits)	13,718	(1,094)	13,951	(719)
Minority interest in (profit) of consolidated subsidiary	(374)	(96)	(691)	(322)
Profit in investment of equity company	39	30	75	34
Net (loss) income	$(13,430)	$(216)	$(12,947)	$15

Per share data:
Basic (loss) earnings per share	$(1.54)	$(.02)	$(1.49)	$.00
Weighted average number of common shares outstanding	8,716	8,703	8,703	8,683

Diluted (loss) earnings per share	$(1.54)	$(.02)	$(1.48)	$.00
Weighted average number of common shares outstanding	8,736	8,719	8,739	8,714

Other financial data:

Gross margin	29.1%	28.8%	30.1%	29.6%
Operating margin	2.6%	-0.9%	2.6%	1.7%
Capital expenditures	315	1,063	1,181	2,033
Depreciation and amortization	2,170	2,521	6,446	7,541

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	Sept. 30, 2003	Dec. 31, 2002
	(Unaudited)
Assets
Current assets:
Cash	$3,474	$2,175
Accounts receivable, net	43,626	38,519
Notes receivable, net	7,243	6,333
Inventories	83,571	87,748
Deferred income taxes	10	4,243
Income tax receivables		5,795
Prepaid expenses	4,516	3,362
Total current assets	142,440	148,175

Property, plant and equipment:
Property, plant and equipment	159,607	156,815
Less accumulated depreciation	93,934	87,908
	65,673	68,907

Other assets:
Notes receivable	7,053	8,392
Deferred income taxes	102	9,268
Intangible pension asset	2,630	2,630
Goodwill	17,165	16,390
Other	2,565	2,523
	29,515	39,203

Total assets	$237,628	$256,285

	Sept. 30, 2003	Dec. 31, 2002
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$12,921	$14,417
Notes payable to bank	3,052	5,351
Accrued expenses	13,477	13,995
Accrued income taxes	1,834	1,150
Deferred income taxes	3,608	3,273
Current portion long-term debt	5,215	6,125
Total current liabilities	40,107	44,311

Other liabilities:
Long-term debt	23,329	30,526
Accrued pension plan expense	17,804	17,356
Deferred income taxes	2,563	2,525
Accrued postretirement benefits	5,838	5,838
Derivative financial instruments	5,383	5,257
Other liabilities	2,620	2,255
	57,537	63,757

Equity of minority interest	3,122	2,431

Shareholders’ equity:
Preferred stock, Series A, par value $.01: Authorized - 2,000,000; issued - none
Common stock, $.01 par value: Authorized shares - 20,000,000 Issued shares - 9,919,992 at September 30, 2003 and December 31, 2002	99	99
Additional paid-in capital	60,612	61,139
Retained earnings	92,577	105,612
Treasury shares	(13,898)	(15,068)
Accumulated other comprehensive loss	(901)	(4,562)
Deferred employee benefits	(1,627)	(1,434)
Total shareholders’ equity	136,862	145,786

Total liabilities and shareholders’ equity	$237,628	$256,285